UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 31, 2017

TRIUMPH GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12235	51-0347963
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

899 Cassatt Road, Suite 210		19312
Berwyn, Pennsylvania		(Zip Code)
(Address of principal executive offices)

(610) 251-1000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
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Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Definitive Agreement.
Triumph Group, Inc. (the “Company”) and certain of its subsidiaries, as co-borrowers and guarantors thereunder, the financial institutions party thereto (the “Lenders”), and PNC Bank, National Association, as administrative agent for the Lenders (the “Administrative Agent”), are parties to that certain Third Amended and Restated Credit Agreement dated as of November 19, 2013 (as heretofore amended or modified, the “Existing Credit Agreement”).
On July 31, 2017, the Company, its subsidiary co-borrowers and guarantors entered into a Ninth Amendment to the Credit Agreement (the “Ninth Amendment” and the Existing Credit Agreement as amended by the Ninth Amendment, the “Credit Agreement”) with the Administrative Agent and the Lenders party thereto to, among other things, (i) permit the Company to incur High Yield Indebtedness (as defined in the Credit Agreement) in an aggregate principal amount of up to $500.0 million, subject to the Company’s obligations to apply the net proceeds from this offering to repay the outstanding principal amount of the term loans in full, (ii) limit the mandatory prepayment provisions to (a) eliminate the requirement that net proceeds received from the incurrence of Permitted Indebtedness (as defined in the Credit Agreement), including the High Yield Indebtedness, be applied to reduce the revolving credit commitments once the revolving credit commitments have been reduced to $800.0 million, (b) eliminate the requirement that the Company repay the loans and permanently reduce the revolving credit commitments using any net proceeds from the Company’s issuance of capital stock and (c) eliminate the requirement that the net proceeds from certain asset sales be applied to repay the loans and permanently reduce the revolving credit commitments, to the extent that such net proceeds are reinvested in the business of the Company or its subsidiaries within 360 days after the receipt thereof, (iii) add, for purposes of determining whether the loan parties can incur permitted indebtedness (other than the High Yield Indebtedness), a maximum total leverage test of less than 4.50 to 1.00 after giving effect to such Permitted Indebtedness, (iv) lower the minimum interest coverage ratio to 2.75 to 1.00, (v) modify the senior secured leverage ratio to set the maximum level at 3.50 to 1.00 and to remove any additional step downs thereof, (vi) remove all of the covenant restriction period restrictions, which limited the Company’s ability to request an increase in the revolving credit or term loan commitments, make stock repurchases and certain dividends, enter into acquisitions and prepay certain specified indebtedness, (vii) add, with respect to permitting acquisitions, a maximum total leverage test of less than 4.50 to 1.00 and reduce the minimum availability requirement from $300.0 million to $200.0 million, (viii) set current interest rate and letter of credit pricing tiers to LIBOR +350 basis points (base rate + 250 basis points) and the commitment fee to 50 basis points as the pricing for the remainder of the term, (ix) eliminate certain categories of specified asset sales and the corresponding mandatory prepayment provisions related thereto, (x) modify the existing category of permitted asset sales to permit assets sales, in any given fiscal year, to the extent the aggregate net proceeds received therefrom do not exceed 10% of Company’s consolidated total assets (as determined as of the first day of such fiscal year) and only require the net proceeds of such asset sales to be applied to prepay the loans and reduce the revolving credit commitments to the extent such net proceeds are not reinvested in the business of the Company or its subsidiaries within 360 days after the receipt thereof and (xi) eliminate all references to the permitted potential voluntary insolvency of the Company’s Vought Aircraft Division (Triumph Aerostructures Holdings, LLC) and/or certain affiliated entities. The effectiveness of the Ninth Amendment is contingent upon the completion of the senior note offering announced by the Company on August 2, 2017.
Item 8.01    Other Events.
On August 2, 2017, the Company issued a press release relating to a proposed offering of Senior Notes. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press release dated August 2, 2017.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	August 2, 2017	TRIUMPH GROUP, INC.

		By:	/s/ John B. Wright, II
John B. Wright, II
Senior Vice President, General Counsel and Secretary